UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Guidance Software, Inc.

(Name of Registrant as Specified In Its Charter)

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GUIDANCE SOFTWARE, INC.

215 North Marengo Avenue, Suite 250

Pasadena, CA 91101

(626) 229-9191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2009

TO THE STOCKHOLDERS OF GUIDANCE SOFTWARE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Guidance Software, Inc., a Delaware corporation (the “Company”), will be held on April 21, 2009 at 9:00 a.m. Pacific Time at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, in the San Marino Room, Lobby Level, for the following purposes:

1. To elect seven directors to hold office until the Company’s 2010 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our present Board of Directors has nominated and recommends for election the following persons:

Shawn McCreight

Victor Limongelli

Kathleen O’Neil

Stephen Richards

Marshall Geller

Robert van Schoonenberg

Jeff Lawrence

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants for its fiscal year ending December 31, 2009.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 20, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the registered stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 215 North Marengo Avenue, Suite 250, Pasadena, California.

Accompanying this Notice is a proxy. A copy of this proxy can be found online at http://investors.guidancesoftware.com. Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly.

If you plan to attend the Annual Meeting and wish to vote your shares personally, please RSVP to bod@guidancesoftware.com, prior to the date of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

Victor Limongelli
President and Chief Executive Officer

Pasadena, California

March 30, 2009

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Guidance Software, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on April 21, 2009, at 9:00 a.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, in the San Marino Room, Lobby Level. The Company intends to mail this proxy statement and accompanying proxy card on or about March 30, 2009 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s stock for their costs of forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of shares of our common stock or unvested shares of our restricted stock at the close of business on March 20, 2009 (the official record date) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As disclosed in our Annual 10-K, at the close of business on February 27, 2009, the Company had 23,282,777 shares of common stock and 856,304 unvested shares of restricted stock that were outstanding, for a total of 24,139,081 shares that are entitled to vote.

Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Company’s Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of independent registered public accountants. Non-routine matters include amendments to stock plans.

Voting and Revocability of Proxies

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Chief Financial Officer of the Company at the Company’s principal executive offices located at 215 North Marengo Avenue, Pasadena, California 91101, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. The directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The nominees for election by the stockholders are Shawn McCreight, Victor Limongelli, Kathleen O’Neil, Stephen Richards, Marshall Geller, Robert van Schoonenberg and Jeff Lawrence. All nominees are current directors of the Company.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Present Position with the Company
Shawn McCreight	43	Chairman of the Board of Directors and Chief Technology Officer
Victor Limongelli	42	Director and President and Chief Executive Officer
Kathleen O’Neil	57	Director
Stephen Richards	55	Director
Marshall Geller	70	Director
Robert van Schoonenberg	62	Director
Jeff Lawrence	51	Director

Shawn McCreight founded Guidance Software, Inc. in November 1997 and has served as Chairman of the Board of Directors since its inception. From January 2003 to present he has served as Chairman and Chief Technology Officer. Prior to January 2003, he served as Founder and Chief Executive Officer. Mr. McCreight has extensive experience in the designing and developing of software programs and applications, and was the original developer of our EnCase® software. Mr. McCreight received an A.B. in Physics from the University of California at Berkeley.

Victor Limongelli has served as Director and Chief Executive Officer since December, 2007. From July, 2005 to present, he has also served as President. He served as Corporate Secretary from August, 2005 until December, 2007. Previous to his appointment as President, Mr. Limongelli held a number of executive positions with Guidance Software, Inc., including Vice President of Professional Services and General Counsel from August 2004 to July 2005, and General Counsel from May 2003 to August 2004. Prior to joining Guidance Software, Inc., his experience includes serving as Vice President and General Counsel for Knowledge Networks, Inc., a web-enabled marketing information company. For approximately five years in the 1990s he practiced as an attorney at Morgan Lewis & Bockius LLP. Mr. Limongelli received an A.B. from Dartmouth College and a J.D. from Columbia University.

Kathleen O’Neil has served as a member of the Board of Directors for Guidance Software, Inc. since December 2005 and has served as our Lead Independent Director since February, 2007. She is currently the President and Chief Executive Officer for Liberty Street Advisors, LLC, where she has served since October 2001. Prior to joining Liberty Street Advisors, LLC, from January 2001 to September 2001, she served as General Manager of Global Financial Markets Infrastructure for IBM. From 1976 to 2000, Ms. O’Neil held a number of executive positions with the Federal Reserve Bank of New York. Ms. O’Neil has served on the Board of Directors of BMC Software since 2002, the Board of Directors of MetLife Bank since 2004 and the Board of Directors of the Motley Fool Independence Fund as of this month. Ms. O’Neil received a B.S. in Economics from John Carroll University, and received an M.B.A. from Wharton Graduate School of the University of Pennsylvania.

Stephen Richards served as Chief Financial Officer of McAfee, Inc., from April 2001 until his retirement in December 2004. He also concurrently served as Chief Operating Officer from November 2001 to December 2004. Prior to that, he was Chief Online Trading Officer of E*TRADE Group, Inc. His previous roles at E*TRADE also included: Senior Vice President, Corporate Development and New Ventures, and Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to E*TRADE, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas, and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a Certified Public Accountant and member of the Board of Directors of Cray Inc. He received a B.A. from the University of California at Davis and a M.B.A. in Finance from the University of California at Los Angeles.

Robert G. van Schoonenberg is the Former Executive Vice President, Chief Legal Officer and Secretary of the Board of Avery Dennison Corporation. He also served as Secretary and General Counsel at Avery Dennison for over 25 years. He is presently serving as Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC and Managing Partner, General Counsel Law Partners, as well as a member of the Board of Directors of Altair Nanotechnologies, Inc. Mr. van Schoonenberg received his J.D. degree from University of Michigan School of Law, his M.B.A. from the University of Wisconsin at Madison and his undergraduate degree from Marquette University. Mr. van Schoonenberg also serves on the Board of Trustees for Southwestern University School of Law.

Marshall Geller is a Senior Managing Director of St. Cloud Capital LLC. Mr. Geller spent over twenty years as Senior Managing Director for Bear, Stearns & Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. He is currently a director of 1st Century Bank, NA, ValueVision Media, Inc., GP Strategies Corporation and National Holdings Corporation. Mr. Geller also serves as a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles. Mr. Geller graduated from California State University, Los Angeles, with a B.S. in Business Administration, where he currently serves on the Dean’s Advisory Council for the College of Business & Economics.

Jeff Lawrence is co-founder of the Common Grant Application, founder of Clivia Systems, and founder and Trustee of The Lawrence Foundation. Formerly, Mr. Lawrence served as CTO of Intel Corporation’s Network Communications Group and, previously, he was co-founder and former President & CEO of Trillium Digital Systems, prior to its acquisition by Intel Corporation in 2000. He has over 25 years of experience in the development of software, hardware and systems for the wireless, broadband, Internet and telephone network infrastructure. Mr. Lawrence has a B.S. in Electrical Engineering from UCLA and is a co-recipient of the Greater Los Angeles Entrepreneur of the Year award and the UCLA School of Engineering’s Professional Achievement award.

Shawn McCreight, Victor Limongelli, Kathleen O’Neil, Stephen Richards, Marshall Geller, Robert van Schoonenberg and Jeff Lawrence are each party to the Company’s form of Indemnification Agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE LISTED ABOVE.

Board Committees and Meetings

During the fiscal year ended December 31, 2008, the Board of Directors held twelve meetings. The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Kathleen O’Neil is our Lead Independent Director.

The current members of our Audit Committee are Stephen Richards, Kathleen O’Neil and Robert van Schoonenberg. Mr. Richards serves as the Chair of our Audit Committee. We believe that Mr. Richards and Ms. O’Neil both qualify as Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee oversees our corporate accounting and financial reporting process and the audits of our financial statements. It evaluates the independent registered public accountants’ qualifications, independence and performance, determines the engagement of the independent registered public accountants, approves the retention of the independent registered public accountants to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent registered public accountants on our engagement team as required by law, reviews our critical accounting policies and estimates, and discusses with management and the independent registered public accountants the results of the annual audit and the reviews of our quarterly financial statements. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including compliance with its charter. The Audit Committee held eleven meetings during the fiscal year ended December 31, 2008. All members of the Audit Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Audit Committee acts pursuant to a written charter.

The current members of our Compensation Committee are Marshall Geller, Kathleen O’Neil, Robert van Schoonenberg, Jeff Lawrence and Stephen Richards. Mr. Geller is the chair of our Compensation Committee. The Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation for these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance with its charter. The Compensation Committee held five meetings during the fiscal year ended December 31, 2008. All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Compensation Committee acts pursuant to a written charter.

The current members of our Nominating and Governance Committee, referred to henceforth as the “Nominating Committee,” are Robert van Schoonenberg, Kathleen O’Neil and Jeff Lawrence. Mr. van Schoonenberg serves as chair of the Nominating Committee. The Nominating Committee identifies prospective board candidates, recommends nominees for election to our Board of Directors and provides oversight in the evaluation of our board of directors. The Nominating Committee also reviews and evaluates, at least annually, the performance of the Nominating Committee and its members, including compliance with its charter. The Nominating Committee held seven meetings during the fiscal year ended December 31, 2008. All members of the Nominating Committee are independent (as independence is defined in the Nasdaq Stock Market qualitative listing standards). The Nominating Committee acts pursuant to a written charter.

During the fiscal year ended December 31, 2008, each member of the Board of Directors attended 75% or more of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. Mr. McCreight, Mr. Limongelli and Mr. van Schoonenberg attended the Company’s 2008 Annual Meeting of Stockholders in person and Stephen Richards attended via telephone.

Director Nominations

The Nominating Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating Committee considers the following factors:

•	the appropriate size of the Board of Directors and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the software industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	experience with accounting rules and practices; and

•	applicable regulatory and securities exchange/association requirements.

The Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an “audit committee financial expert” as defined by SEC rules. In addition, the Nominating Committee recognizes that it must maintain compliance with Nasdaq Global Marketplace Rules 4350(c) and 4350(d)(2), which require that at least a majority of the members of the Board of Directors meet the definition of “independent director” under the Nasdaq Global Market qualification standards. The Nominating Committee also believes it appropriate for the Company’s Chief Executive Officer to participate as a member of the Board of Directors.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate any recommendation for a director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. To be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date a proxy statement was mailed to stockholders in connection with the prior year’s annual meeting of stockholders, unless the date of the next annual meeting of stockholders is more than 30 days before or after the one-year anniversary of the prior Annual Meeting of Stockholders. Any stockholder recommendation for a director nominee must be submitted to the Company’s Chief Executive Officer in writing at 215 North Marengo Avenue, Pasadena, California 91101, and must contain the following information:

•

a statement by the stockholder that he/she is the holder of at least 1% of the outstanding shares of the Company’s common stock and that the stock has been held for at least one year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•

a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three (3) references.

The Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above. All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

Communications with Directors

Individuals may communicate with the Board by contacting: Secretary to the Board of Directors, Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101; e-mail: bod@guidancesoftware.com.

All directors have access to this correspondence. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and posts communications to the full Board or individual directors, as appropriate. The Company’s independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be posted.

Communications that are intended specifically for the lead independent director or the independent directors should be sent to the e-mail address or street address noted above, to the attention of the lead independent director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all of our directors, employees and officers. The Code of Ethics contains general guidelines for conducting the business of our Company, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

The Company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter and Code of Ethics are available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Suite 250, Pasadena, California 91101.

Board Member Independence

The Board of Directors has determined that, except for Shawn McCreight and Victor Limongelli, all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. McCreight and Mr. Limongelli are not considered independent because they are either currently, or have within the last three years been, employed by the Company.

Report of the Audit Committee

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Guidance Software, Inc. (the “Company”) currently consists of Stephen Richards, Kathleen O’Neil, and Robert van Schoonenberg. In the judgment of the Committee, each of the three members of the Committee is financially literate, each qualified as “independent” pursuant to the listing standards of Nasdaq and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, and Mr. Richards and Ms. O’Neil have significant accounting or financial management expertise and qualify as “audit committee financial experts” under federal securities laws.

The Board has adopted a written charter for the Committee. A copy of the charter can be found at http://investors.guidancesoftware.com/governance.cfm. The Committee believes that it has satisfied its responsibilities, as set forth in its charter, for 2008.

The Committee is responsible for overseeing the Company’s accounting and financial reporting process and audits of the Company’s financial statements. As set forth in its charter, the Committee acts only in an oversight capacity and relies on the work and assurances of management, which has the primary responsibility for the Company’s financial statements and reports, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

The Committee met eleven times either in person or by telephone during the fiscal year ended December 31, 2008. In the course of these meetings, the Committee met with the Company’s management including, but not limited to, the Chief Executive Officer and the Chief Financial Officer, as well as the Company’s independent registered public accounting firm, Deloitte & Touche LLP, and reviewed the results of the internal and external audit examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Committee believes that a candid, substantive and focused dialogue with management and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Committee periodically meets separately with Deloitte & Touche LLP, without management present. In the course of its discussions in these meetings, the Committee asks a number of questions intended to bring to light any areas of potential concern related to the Company’s financial reporting and internal controls. Questions the Committee has asked of the Company’s Chief Financial Officer and independent registered public accountants include, but are not limited to:

•

Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the independent registered public accountants themselves prepared and been responsible for the financial statements?

•

Based on the independent registered public accountants’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with accounting principles generally accepted in the United States and SEC disclosure requirements?

•

Based on the independent registered public accountants’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

•	Do the independent registered public accountants receive the support they need from management to execute their duties?

Questions raised by the Committee regarding these matters for the fiscal year ended December 31, 2008 were answered to the Committee’s satisfaction.

The Committee has been kept apprised by management with respect to its evaluation of its internal controls that have been reported in its Annual Report on Form 10-K for the year ended December 31, 2008.

The Committee recommended the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008 and reviewed their audit scope and plans. In reaching its recommendation, the Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them for the Company. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Deloitte & Touche LLP their written independence letter issued on April 27, 2008 as required by Independence Standards Board Standard No. 1.

In accordance with Committee policy and the requirements of law, the Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Committee may have the delegated authority from the Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

The Committee has reviewed and discussed the audited financial statements for fiscal year 2008 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board approved) the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company’s Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the Committee.

Stephen Richards (Chair)

Kathleen O’Neil

Robert van Schoonenberg

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the shares of our common stock as of February 27, 2009, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each executive officer listed in the Summary Compensation Table, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.

Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such stockholder. Except as otherwise indicated, the address of each of the persons in this table is c/o Guidance Software, Inc. 215 North Marengo Avenue, Suite 250, Pasadena, California 91101.

Name of Beneficial Owners	Shares Beneficially Owned
	Number	Percent (1)
Owners of 5% or More of Outstanding Shares
Shawn McCreight(2)	10,410,484	43.1%
John Patzakis(3)	2,380,393	9.9%
Named Executive Officers:
Victor Limongelli(4)	457,561	1.9%
Barry Plaga	52,000	*
Mark Harrington(5)	95,721	*
Larry Gill(6)	83,411	*
Michael Gurzi(7)	78,955	*
Directors
Kathleen O’Neil(8)	43,025	*
Stephen Richards(9)	24,500	*
Marshall Geller(10)	31,200	*
Robert van Schoonenberg(11)	28,500	*
Jeff Lawrence	5,000	*
Executive officers and directors as a group (12 persons)(12)	13,690,750	55.4%

*	Represents less than 1%.
(1)	Applicable percentage ownership is based on 23,282,777 shares of our common stock and 856,304 unvested shares of restricted stock outstanding as of February 27, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options currently exercisable, or exercisable within 60 days after February 27, 2009, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Consists of 10,410,484 shares held by The McCreight Living Trust, of which Mr. McCreight and his spouse, Jennifer McCreight, are trustees. In their capacity as trustees, Mr. and Mrs. McCreight exercise all voting and investment power with respect to the shares owned by The McCreight Living Trust. Does not include 156,986 shares held by the McCreight Irrevocable Trust for which Mr. and Mrs. McCreight have no voting or investment power.
(3)	During 2008, Mr. Patzakis resigned as Trustee for the McCreight Irrevocable Trust and no longer has voting power or any other beneficial interest in the 156,986 shares held in that Trust.
(4)	Includes 351,654 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.
(5)	Includes 72,500 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.
(6)	Includes 10,000 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.

(7)	Includes 67,500 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.
(8)	Includes 31,725 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.
(9)	Includes 10,000 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.
(10)	Includes 10,000 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.
(11)	Includes 10,000 shares issuable upon the exercise of options, all of which will be vested within 60 days after February 27, 2009.
(12)	Includes an aggregate of 573,379 shares issuable upon the exercise of options granted to our executive officers and directors that are exercisable within 60 days after February 27, 2009.

Equity Compensation Plan Information

Information about our equity compensation plans at December 31, 2008 was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options		Number of Shares to be Issued Upon Vesting of Restricted Stock Awards	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by our stockholders(a)(b)	4,140,650	$9.11	(a)	756,135	1,225,000

(a)	Nonvested share awards have been excluded for purposes of computing weighted average prices.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s compensation philosophy is that compensation programs should be designed to attract, motivate and retain highly qualified employees. Historically, the Company has aimed to pay market-median salary and annual incentive compensation to its employees, with an equity incentive plan designed to reward the creation of stockholder value over the long term. Our philosophy, however, is to protect stockholder value by paying only for performance and not to pay for sub-par performance.

Processes and Procedures for Considering Compensation

Compensation Committee Scope of Authority

The Committee has authority: (1) to discharge the Board’s responsibilities relating to compensation of the Company’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating the compensation plans, policies and programs of the Company, (2) to produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations and (3) to oversee the development and implementation of succession planning for Company senior management positions.

In addition to the powers and responsibilities expressly delegated to the Committee in its charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in its charter or otherwise may be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee, including any decision to exercise or refrain from exercising any of the powers delegated to the Committee, is at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee has and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee has the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Compensation Committee Ability to Delegate Authority

In fulfilling its responsibilities, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, except that it may not delegate its responsibilities to:

•	at least annually, review and approve, all compensation for all directors and Named Executive Officers;

•

in conjunction with the CEO, review the executive organization of the Company and oversee the succession planning process, including development of personnel to fill key management positions and implementation of succession planning for senior management positions; and

•

for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

Role of the Compensation Committee in Determining or Recommending Compensation

The Committee, at least annually, reviews and approves corporate goals and objectives relating to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the compensation of the CEO based on such evaluation. The Committee has sole authority to determine the CEO’s compensation. In addition, the Committee, at least annually, reviews and approves all compensation for all directors and for the Named Executive Officers, subject to approval by the Board as well as reviews and approves any employment agreement or severance arrangement for each Named Executive Officer.

The Committee periodically manages and reviews all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, including 401(k), long-term incentive plan, management incentive plan and others. The Committee also establishes and periodically reviews policies concerning perquisite benefits. The Committee periodically reviews the Company’s policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Code and determines the Company’s policy with respect to change of control or “parachute” payments.

Role of the Chief Executive Officer in Determining or Recommending Compensation

The Chief Executive Officer (the “CEO”) does not determine his compensation and, since the formation of the Committee, has not determined the compensation of the other Named Executive Officers. However, the Committee, may request proposals from the CEO from time to time regarding incentive compensation targets or other compensation for any Named Executive Officers.

Compensation Consultant

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

In 2007, we engaged Aon Compensation Consulting, using the compensation database of its Radford Surveys + Consulting (“Radford”) unit, to advise the Compensation Committee on matters related to the CEO and other executive compensation. In 2008, our Lead Independent Director and member of the Compensation Committee engaged Pearl Meyer & Partners to advise the Compensation Committee on matters related to CEO and executive compensation, non-employee board of director remuneration and assistance with preparing compensation disclosure for inclusion in the Company’s SEC filings. Neither Pearl Meyer & Partners nor Radford has conducted any business with the Company other than work for the Compensation Committee on these matters. We paid Radford $18,000 for its services in 2007 and paid Pearl Meyer & Partners $90,611 in 2008. We expect to pay Pearl Meyer & Partners approximately $25,000 for its services in 2009. We consider both Radford and Pearl Meyer & Partners to be independent entities, however, Aon Corporation, the parent company of Radford, has conducted and currently conducts extensive business with us, as it serves as our primary insurance broker. Aon Corporation earned approximately $77,000 for such services in 2007 and $111,818 in commissions for 2008.

The Compensation Committee or the Lead Independent Director retained both Radford and Pearl Meyer & Partners directly. However, in fulfilling their responsibilities, the consultants may interact with management or the Company’s other outside advisors to the extent necessary or appropriate.

Compensation Committee Actions for 2008 and Review of Benchmark Data

In March, 2008, the Compensation Committee reviewed our executive compensation. The Compensation Committee, management, and Pearl Meyer & Partners reviewed the prior peer group used in 2007 to determine if any changes were appropriate. In light of the Company’s growth, Pearl Meyers & Partners compared the Company’s executive compensation practices to a blend of compensation data. The details of the base salary and annual incentive compensation of executives, are set forth below.

Peer Groups

The Compensation Committee and the Company worked with its compensation consultants to develop a list of comparative companies for the purpose of benchmarking executive compensation for fiscal year 2008.

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For 2008, compensation of the Named Executive Officers were compared to a blend of compensation data from twenty-three publicly traded peer companies and compensation data provided in general industry/technology surveys. The twenty-three Peer Companies selected were in the prepackaged software industry, had revenues ranging from $75 to $175 million, and served mainly business customers. The peer companies were: (i) Accelrys, Inc., (ii) Actuate Corp., (iii) American Software, Inc., (iv) Applied Digital Solutions, Inc., (v) Captaris, Inc., (vi) Callidus Software, Inc., (vii) Chordiant Software, Inc., (viii) Computer Programs & Systems, Inc., (ix) Concur Technologies, Inc., (x) Double-Take Software, Inc., (xi) Echelon Corp., (xii) Emageon, Inc., (xiii) FalconStor Software, Inc., (xiv) Interactive Intelligence, Inc., (xv) NetSuite, Inc., (xvi) OPNET Technologies, Inc., (xvii) Packeteer, Inc., (xviii) Pegasystems, Inc., (xix) Phase Forward, Inc., (xx) QuadraMed Corp., (xxi) SoftBrands, Inc., (xxii) Ultimate Software Group, Inc., and (xxiii) The Unica Corporation.

Compensation Philosophy

In keeping with the Company’s compensation philosophy, the Compensation Committee has designed our executive compensation program such that total cash compensation (consisting of base salary and annual incentive compensation) is earned largely based on attaining pre-established strategic objectives and individual achievement. Over time, the Compensation Committee intends to systematically increase total cash compensation in order to move the Company’s compensation to approximate the fiftieth percentile of peer companies. To ensure that we are consistent in the way that we reward individuals at all levels of the Company who contribute to the our success, every employee worldwide is eligible, typically at the first Board Meeting after hire, to receive an annual equity grant, usually in the form of stock options, managed within an overall annual grant budget to provide long-term incentives for employees across the entire Company.

We take a comprehensive approach in the design of our compensation and benefits programs for the Named Executive Officers; we employ the same approach and philosophy for the Company as a whole.    For the Named Executive Officers, our compensation approach consists of the following:

Base Salaries

Base salaries for Named Executive Officers are set with regard to the individual’s position within the Company and the individual’s current and sustained performance results. Base salary levels, and any increases or decreases to those levels for each executive, are reviewed annually by the Compensation Committee, and may be adjusted based on factors such as the overall performance of the Company, new roles and/or responsibilities assumed by the executive, the performance of the executive’s area of responsibility, the executive’s significant impact on strategic goals, the length of service with the Company, or revisions to the Company’s compensation philosophy. After reviewing the 2008 market study and evaluating the individual performance of each executive, and considering recent changes in salaries and market conditions, in 2008, the Committee approved a 2008 base salary increase for Mark Harrington from $200,000 to $235,000 and, for Larry Gill from $200,000 to $220,000 which was subsequently increased to $250,000 upon Mr. Gill’s promotion to Senior Vice President of Sales in August, 2008, and decided not to increase the base salary for any other Named Executive Officer in 2008. The 2008 base salary was approximately in the twenty-fifth percentile for Mr. Limongelli and the seventy-fifth percentile for Mr. Plaga. Base salaries for Named Executive Officers Mr. Gill and Mr. Harrington are at approximately the fiftieth percentile of base pay levels of our Peer Group and benchmark survey data while, the base salary for Mr. Gurzi is between the twenty-fifth and fiftieth percentile. After reviewing the 2008 market study and relevant company performance with its internal goals, the Committee decided to not raise the base salary of any Named Executive Officer in 2009. Base salaries for 2008 and 2009 are summarized below:

Name	2007 Base Salary	2008 Base Salary	Base Salary 2008 vs. 2007	Date of 2008 Base Salary Increase	2009 Base Salary	Base Salary 2009 vs. 2008	Date of 2009 Base Salary Increase
Victor Limongelli, CEO(1)	$350,000	$350,000	0%		$350,000	0%
Barry Plaga, CFO(2)	N/A	$325,000	N/A		$325,000	0%
Larry Gill, Senior Vice President, Worldwide Sales	$200,000	$250,000	25%	8/07/08	$250,000	0%
Mark Harrington, GC	$200,000	$235,000	18%	2/28/08	$235,000	0%
Michael Gurzi, VP Operations and EnScript Development	$200,000	$225,000	13%	1/01/08	$225,000	0%
Frank Sansone(3)	$205,000	$205,000	0%		N/A	N/A
Chris Powell(4)	$150,000	$160,000	7%	1/01/08	N/A	N/A
Average			9%			0%

(1)	Victor Limongelli became our CEO in December, 2007. Prior to December, 2007, Victor Limongelli served as our President.
(2)	Barry Plaga became our CFO on October 31, 2008 and under the terms of his offer letter and employment agreement, his base salary is $325,000.
(3)	Frank Sansone resigned from the Company effective August 7, 2008, pursuant to a separation agreement dated August 7, 2008. For further information on Mr. Sansone’s resignation, see the discussion below under the heading of “Employment Agreements— Former Named Executive Officers.”
(4)	Chris Powell served as our Interim CFO from August 7, 2008 until his termination date of October 1, 2008.

Annual Cash Incentives

In addition to base salaries, the Compensation Committee believes that annual performance-based incentives play an important role in providing incentives to our executives to achieve and exceed near-term performance goals. Annual cash incentives for Named Executive Officers are targeted to within the fiftieth to seventy-fifth percentile of base pay levels of our Peer Group and benchmark survey data. Each year, the Compensation Committee establishes a range of cash incentive bonus opportunities for the Company’s managers (“Target Annual Incentives”), including the Named Executive Officers. The Compensation Committee then works with the CEO to develop corporate and/or individual performance goals that are set at levels the Compensation Committee believes are challenging, but possible, for management to achieve. The opportunities increase to the extent the Company and the individual meet and exceed performance expectations.

At the end of each year, the Committee measures the level of achievement for each corporate and/or individual performance goal and awards credit for the achievement of goals as a percentage of the Target Annual Incentive. Final determinations as to annual cash incentive levels are then based on the achievement of applicable goals. Actual incentives are generally paid to the executives in the first quarter of the subsequent fiscal year.

For 2007, the Compensation Committee correlated the annual cash incentive targets for Named Executive Officers to the Company’s achievement of both revenue and operating margin targets. The Compensation Committee continued with this approach in determining 2008 annual cash incentive targets.

For 2008, the Compensation Committee assessed the effectiveness of the Target Annual Incentive and determined to modify the structure of the program for our Named Executive Officers, including our Chief Executive Officer, as follows:

(1)	75% of the Target Annual Incentive was based on a sliding scale, depending on the Company’s achievement of

(a)	booked revenue (which, for purposes of determining incentive compensation in 2008, was measured as

(i)	revenue recognized in accordance with accounting principles generally accepted in the United States,
(ii)	plus the 2008 end-of-year EnCase Enterprise® backlog,
(iii)	minus the 2007 end-of-year EnCase Enterprise® backlog and
(iv)	plus the net change in deferred revenue in 2008), and

(b)	pre-tax earnings per share (before share-based compensation expense and 2008 Target Annual Incentive expense), which we refer to as the Financial Metric; and

(2)	25% of the Target Annual Incentive was based on the successful completion of an operating goal established by the Compensation Committee (for the Chief Executive Officer) or Chief Executive Officer and agreed to by the Compensation Committee (for the other Named Executive Officers), which we refer to as the Management By Objective (“MBO”) Metric. The 2008 MBO Metric for our Mr. Limongelli required that he successfully articulate the long-term strategic plan of the Company to the satisfaction of the Board; the MBO Metric for Mr. Harrington required that operating expenses of the legal department were at or below the budgeted amount of $2,800,000 for his department, excluding unforeseen litigation expense. The 2008 MBO Metric for Mr. Gurzi required that the Company achieved full implementation of the Oracle CRM and ERP system prior to the end of 2008.

For the Financial Metric the minimum payout was 0%, the threshold payout was 20%, the target payout was 100% and the maximum payout was 173%. The Compensation Committee established two additional factors that adjusted the applicable sliding scale payout percentages of the Target Annual Incentive portion related to the Financial Metric (1) upward by 5% if the Company realized a cash flow from operations in excess of $8 million and (2) upward by an additional 5% if the Company experienced an annual employee turnover rate for full-time employees of less than 33%, such that the upwards adjusted maximum payout for the Financial Metric is 183% if the Company achieved:

•	Booked Revenue in excess of a certain amount;

•	Pre-tax earnings per share (before share-based compensation) in excess of a certain amount;

•	Cash flow from operations in excess of a certain amount; and

•	An employee turnover rate for full-time employees of less than 33%.

The minimum result required for any payout of the Financial Metric required Booked Revenue of greater than $94,000,000 and earnings per share, before share-based compensation, of at least $0.13 per share. The target payout of 100% could have been achieved if Booked Revenue was $101,000,000 and earnings per share before share-based compensation, were $0.28 a share. The maximum payout could have been achieved if booked revenue met or exceeded $108,000,000 and earnings per share met or exceeded $0.40 per share.

For 2008, Booked Revenue for purposes of incentive compensation was $97.6 million and pre-tax earnings per share were $0.02 a share, which correlated to a 0% achievement of the Financial Metric. The cash flow from operations failed to meet internal Company expectations for purposes of incentive compensation, so Adjustment Factor (1) was not achieved. The Company realized annualized turnover of less than 33% so, Adjustment Factor (2) was achieved and the applicable percentage of achievement of the Financial Metric was raised to 5%. As a result, 5% of the Financial Metric (or 3.75% of the Target Annual Bonus) was awarded to Mr. Limongelli, Mr. Harrington and Mr. Gurzi.

In addition to 75% of the Target Annual Incentive based on the Financial Metric, 25% was based on the successful completion of the MBO Metric. The Compensation Committee reviewed the relative performance of the Named Executive Officers and found that Mr. Limongelli and Mr. Harrington each achieved their respective MBO Metric, while Mr. Gurzi did not. Upon his promotion to Senior Vice President of Sales, the executive compensation plan applicable to other Named Executive Officers was replaced with a commission-based plan which did not include an MBO goal. Mr. Plaga joined the Company in October, 2008 and did not have an MBO goal for purposes of 2008 incentive compensation. However, pursuant to the terms of his offer letter dated August, 2008, Mr. Plaga’s 2008 Annual Incentive Bonus was $100,000, with a minimum guarantee of $75,000 for his service during the remainder of 2008. Mr. Plaga earned the minimum guaranteed bonus in 2008.

In addition, in 2008, the Committee awarded a nonrecurring bonus of $27,000 to Mark Harrington, our General Counsel. The non-recurring bonus was paid in three equal installments on April 1, 2008, July 1, 2008, and October 1, 2008. Nonrecurring bonuses of various amounts were provided to members of the legal department in recognition of their assumption of additional duties and workload in lieu of hiring additional legal staff. Larry Gill also received sales commission-based incentives of $59,041 during 2008.

The following are the target and actual annual incentive payments for the Named Executive Officers in 2008:

Name	2008 Target Annual Incentive Bonus	2008 Actual Annual Incentive Bonus	2008 Nonrecurring Bonus
Victor Limongelli, CEO	$350,000	$100,625	$0
Barry Plaga, CFO(1)	$100,000	$75,000	$0
Larry Gill, Senior Vice President Worldwide Sales	$99,000	$0	$0
Mark Harrington, GC	$105,750	$30,403	$27,000
Michael Gurzi, VP Operations and EnScript Development	$101,250	$3,797	$0
Frank Sansone, Former CFO(2)	$205,000	$0	$0
Chris Powell, Former Interim CFO	N/A	N/A	$0

(1) Mr. Plaga’s offer letter dated August 5, 2008, provides for a 2008 Annual Incentive Bonus of $100,000, with a minimum guarantee of $75,000 for his service during the remainder of 2008. Mr. Plaga earned the minimum guaranteed bonus of $75,000 in 2008.

(2) Achievement of the 2008 Annual Incentive Bonus required a Named Executive Officer to be a current employee of the Company as of December 31, 2008. Mr. Sansone resigned from the Company effective August 7, 2008, pursuant to a separation agreement dated August 7, 2008. For further information on Mr. Sansone’s resignation, see the discussion below under the heading “Employment Agreements—Former Named Executive Officers.”

Long-Term Incentives

For certain of the Named Executive Officers, long-term incentives consist of stock options or restricted stock. Restricted Stock and stock options generally vest in equal installments over four years and are priced at the closing price of our common stock on the date of grant, and expire ten years after the grant date.

For those Named Executive Officers who hold significant equity stakes, the Compensation Committee believes that their interests are closely aligned with stockholder returns over the long term. Upon his hire in October, 2008, the Committee approved a grant of 50,000 stock options to Mr. Plaga. None of the remaining Named Executive Officers received a grant of stock options in 2008, other than Mr. Limongelli as described below.

Upon promotion to CEO, the Compensation Committee reviewed Mr. Limongelli’s prior equity awards and determined to provide a substantial equity opportunity to Mr. Limongelli contingent on both performance and longevity with the Company. To implement these objectives, on December 6, 2007, Mr. Limongelli was issued 500,000 performance contingent stock options. On January 19, 2008, the Compensation Committee contemporaneously cancelled the grant of 300,000 of such options because they were in excess of the available option pool on December 6, 2007, and re-granted such options on January 19, 2008 when the requisite number of shares were available under the 2004 Plan. The stock option grant to purchase 500,000 shares will vest cumulatively in 25% increments, only in the event that the closing trading price of the Company's common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04, respectively, on each trading day during a period of at least 60 trading days during the term of the option. These performance hurdles require that the Company’s stock price increase 20%, 40%, 60% and 80% from the stock price on the date of grant for at least 60 trading days in order for the award to vest 25%, 50%, 75% and 100%, respectively, in the aggregate. In addition, the Compensation Committee approved an award to Mr. Limongelli of 100,000 of restricted shares on December 6, 2007. To encourage retention, the vesting restrictions on these shares will lapse four years from the date of grant (December 6, 2011).

Consistent with past practice of awarding annual equity grants to executives of the Company, the Compensation Committee granted several restricted stock awards as additional compensation related to the relative achievement of 2007 performance targets. Commensurate with the 63% payout level related to executive bonuses paid in 2007, in March of 2008, the Committee approved restricted stock equity grants to certain Named Executive Officers, as follows: 7,875 shares to Mr. Limongelli, 7,875 shares to Mr. Sansone, 3,150 shares to Messrs. Gill and Harrington, and 4,725 shares to Mr. Gurzi. These restricted stock awards vest over a term of four years, such that 25% vests on January 1, 2009, 25% vests on January 1, 2010, 25% vests on January 1, 2011 and the final 25% vests on January 1, 2012 so long as the Named Executive Officer remains an employee of the Company. The Compensation Committee approved a grant of 50,000 restricted stock equity grants to Mr. Plaga upon his hire in October, 2008 (award vests over a term of four years, such that 25% vests on October 1, 2009, 2010, 2011 and 2012 so long as Mr. Plaga remains an employee of the Company).

Welfare Benefits

The Named Executive Officers are eligible to participate in the same medical, dental, life, disability and accident insurance programs that are available to our U.S.-based employees.

Savings Plans

The Named Executive Officers are eligible to participate in the same savings plans that are available to our U.S.-based employees. These plans are structured to compete with the combination of defined benefit and defined contribution plans offered to all employees by Peer Group companies. Plans offered only to top executives at peer group companies were not included in the competitive benchmarking. Our 401(k) savings plan provides a Company match of up to 3% of cash compensation corresponding to one-half the amount contributed by the participant. All investment options in these plans are market-based; there are no “above-market” or guaranteed rates of return offered in these plans.

Employment, Severance and Change of Control Agreements

We have entered into employment agreements with certain Named Executive Officers to help provide stability and security and encourage them to remain with us. Certain Named Executive Officers are also eligible to receive benefits under the Executive Retention and Severance Plan (“ERS Plan”), adopted by the Company in April, 2005 to attract and retain certain executive personnel and key employees of the Company. These arrangements include severance and change of control benefits, among other things, the terms of which are described below in more detail under the caption “Fiscal Year 2006/2007/2008 Summary Compensation Table—Employment Agreements.”

Perquisites

There are no perquisites available to the Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under SFAS 123R, grants of stock options and restricted stock result in an accounting charge for the Company equal to the grant date fair value of those securities. For restricted stock, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the date of the award. The cost is then amortized over the requisite service period. With respect to stock options, the Company calculates the grant date fair value based on the Black-Scholes formula with an adjustment for possible forfeitures and amortizes that value as compensation expense over the vesting period. The Company uses a binomial methodology (Monte-Carlo Simulation) for awards with market conditions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for tax purposes in any year with respect to each of our Named Executive Officers, except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. The executive compensation program is designed to maximize the deductibility of compensation. However, when warranted due to competitive or other factors, the Compensation Committee may decide in certain circumstances to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances may include the following:

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To attract highly qualified executives to join the Company and to promote their retention, we may offer other compensation elements that are not performance-based compensation under Section 162(m), such as time-vested grants of restricted stock or retention bonuses, as part of their initial employment offers, but not routinely on an on-going basis.

•

A limited number of incentive stock options, which are not tax deductible at the time of grant, exercise or upon a subsequent qualifying disposition of the underlying shares, may be granted to the Named Executive Officers as part of the stock option portion of their annual long-term incentive grants.

No compensation payments made in 2008 exceeded the deductibility limit under Section 162(m) or were otherwise considered as non-deductible compensation.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, without any deferred compensation component, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A. Pursuant to that regulatory guidance, we have amended our plans and arrangements to either make them exempt from or have them comply with Section 409A.

Policies Relating to Our Common Stock

Equity Awards Practices

Executives receive long-term equity awards pursuant to the terms of the 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s stockholders. Awards may also be granted outside of the Plan to the extent those grants are permitted by the rules of the NASDAQ. The Board of Directors administers the 2004 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules and other provisions. The Board of Directors or the Compensation Committee reviews these rules periodically and considers, among other things, the interests of the stockholders, market conditions, information provided by independent advisors, performance objectives and recommendations made by the Chief Executive Officer.

The Compensation Committee or the Board of Directors reviews awards for all employees. The Board of Directors has established a process where either the Board of Directors or the Compensation Committee reviews the recommendations of the Chief Executive Officer for executives and other employees, modifies the proposed grants in certain circumstances, and approves the awards, effective as of the date of its approval. Since the beginning of 2006, the Board of Directors or Compensation Committee’s general practice with respect to employee stock option grants has been to issue our grants of stock options and restricted stock awards on the dates of our four quarterly board meetings, which dates are established by the end of January of the applicable year. Since the inception of the 2004 Plan, the vesting of routinely granted stock options and restricted stock awards has commenced on the first day of the calendar quarter in which the grant was made. In February, 2009, the Compensation Committee modified the stock option and restricted stock vesting practices of the Company so that future grants will begin vesting on the date that the grant is made by the Board.

In May, 2008, the shareholders of the Company approved an amendment to the 2004 Plan to accelerate, by six months, the contribution of 828,123 shares previously approved by shareholders, so that the shares were contributed to, and made available for issuance under the 2004 Plan pool on July 1, 2008, instead of January 1, 2009.

The exercise price of stock option grants are set at no less than 100% of the closing market price of a share of Company common stock on the date the Board approves the grants. The Company has not approved stock option grants by unanimous written consent.

Insider Trading Policy

Our insider trading policy prohibits all directors, employees and their family members from purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits directors and employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e. puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers and directors to be pre-cleared by appropriate Company personnel.

EXECUTIVE COMPENSATION

Our Executive Officers

The following table sets forth information as to persons who serve as our executive officers as of March 20, 2009:

Name	Age	Position(s)
Victor Limongelli	42	President, Chief Executive Officer and Director
Barry Plaga	47	Chief Financial Officer
Shawn McCreight	43	Chief Technology Officer and Chairman of the Board of Directors
Larry Gill	40	Senior Vice President, Sales
Mark Harrington	42	General Counsel and Corporate Secretary
Michael Gurzi	51	Vice President, Operations and EnScript Development

For information regarding Mr. McCreight and Mr. Limongelli, see “Proposal 1—Election of Directors.”

Barry Plaga has served as Chief Financial Officer since October 31, 2008. He was formerly Vice President of Financial Global Processes at Sun Microsystems, Inc. (NASDAQ: JAVA), where he reported to the chief financial officer, and where he oversaw financial planning and forecasting, finance program management, and the finance components of Sun’s Oracle ERP project. Previously he served for six years as chief financial officer of SeeBeyond Technology Corporation (NASDAQ: SBYN), where he was responsible, in addition to his core finance and accounting role, for mergers and acquisitions, legal, information technology, human resources, administration, and facilities. Prior to SeeBeyond, Plaga served as chief financial officer of Activision, Inc. (NASDAQ: ATVI) for two years, and as Vice President of Finance and Chief Accounting Officer at Activision for six years before that. Mr. Plaga is a certified public accountant with graduate and undergraduate degrees from the University of Southern California.

Mark E. Harrington has served as General Counsel since January of 2006 and as Corporate Secretary since December, 2007. Previous to his appointment as Corporate Secretary, he served as Assistant Corporate Secretary from June, 2005 to December, 2007 and prior to his appointment as General Counsel, he held the position of Associate General Counsel from August, 2004 until December, 2005. Prior to joining Guidance, Mr. Harrington served as a Senior Attorney and Division General Counsel for the Networking Software Division of Intel Corporation (NASDAQ: INTC). From June of 1997 until August of 2000, Mr. Harrington served as Senior Counsel for Trillium Digital Systems, Inc., a telecommunications software developer that was purchased by Intel in August of 2000. Mr. Harrington started his career after law school working at the law firm of Munger, Tolles & Olson. Mr. Harrington received a J.D. from Southwestern University School of Law and a B.S. in English with an emphasis in Business Administration, from the University of California, Los Angeles.

Larry Gill has served as our Senior Vice President of Worldwide Sales since August, 2008 and he formerly served as our Vice President of Marketing since November, 2006. Prior to joining the Company, he served as Marketing Director for Aspen Technology Inc. and previously, as the Vice President of Marketing and Sales for Petrolsoft Inc., a privately held software technology company. Mr. Gill began his career as a sales and marketing manager with Oce-USA, Inc. after serving two combat tours as a Captain in the United States Marine Corps. Mr. Gill holds a bachelor’s degree from the University of Colorado and is a certified as a Product Manager/Marketer by Pragmatic Marketing, the industry standard for technology Product Management and Marketing best practices.

Michael Gurzi has served as our Vice President of Operations and EnScript Development since 2007 and has held various roles at Guidance Software for the past 10 years. In 2003, after a 25 year career in law enforcement, Mike retired as a Sergeant from the Sheriff’s Department and became a founding member of the company’s Professional Services Division. He holds a B.S. in Criminal Justice Administration from California State University, Long Beach and is an EnCase Certified Examiner.

Fiscal Year 2006/2007/2008 Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered in all capacities to us in 2006, 2007 and 2008.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Stock Awards ($)		Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)		Total ($)
Victor T. Limongelli	2008	350,000	0		337,867		1,678,060		100,625		0	7,750		2,474,302
President & Chief Executive Officer	2007 2006	248,038 222,500	0 25,000		76,663 0		255,178 33,773		90,720 0		0 0	7,296 5,640		677,895 286,913

Barry J. Plaga(5)	2008	41,849	75,000	(6)	6,574		3,921		0		0	0		127,344
Chief Financial Officer

Larry Gill(7)	2008	227,917	0		31,898		41,528		59,041	(8)	0	7,750		368,134
Senior Vice President of Worldwide Sales

Mark E. Harrington	2008	226,250	27,000		7,145		147,290		30,403		0	282		438,370
Secretary & General Counsel	2007	196,667	0		19,998		130,476		61,695		0	5,875		414,711

Michael Gurzi Vice	2008	223,958	0		30,329		132,898		3,797		0	4,661		395,643
President Operations and EnScript Development

Christopher A. Powell(9)	2008	133,333	0		27,141		97,755		0		0	3,205		261,434
Former Interim Chief Financial Officer & Principal Accounting Officer

Frank J. Sansone(10)	2008	149,747	0		38,631	(11)	338,253	(11)	0		0	209,565	(12)	736,196
Former Chief Financial Officer	2007 2006	205,000 200,000	0 25,000		29,997 0		82,984 21,108		90,405 0		0 0	4,356 5,578		412,742 251,686

(1)	Reflects base salary before pre-tax contributions.
(2)	Reflects compensation expense for stock and option awards recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Financial Accounting Standard N. 123(R), "Share-Based Payment." The fair values for stock options were calculated using a Black-Scholes option valuation model with the following assumptions:

Grant Date	Risk-Free Interest Rate	Expected Life	Expected Volatility	Dividend Yield	Grant Date Fair Value of Common Stock Exercise Price
October 31, 2008	3.10%	6.25 years	60.8%	—	$1.70
February 20, 2008	3.30%	6.25 years	48.7%	—	$5.38
December 6, 2007	3.98%	10 years	53.9%	—	$5.68
August 2, 2007	4.60%	6.25 years	70.4%	—	$7.72
November 8, 2006	4.65%	6.25 years	74.1%	—	$8.31
February 28, 2007	4.51%	6.25 years	69.3%	—	$8.62
July 31, 2006	4.54%	6.25 years	73.5%	—	$7.43
February 22, 2006	4.57%	6.25 years	71.0%	—	$4.96

For a discussion of the methodologies used to determine the assumptions for expected life and expected volatility of our stock options, see footnote 9 to the financial statements filed in our annual report on Form 10-K for the year ended December 31, 2008
(3)	Represents annual incentive award earned during the respective performance year and paid during the first quarter of the following year.
(4)	Represents Company contributions to executives' 401(k) Savings Plan.
(5)	Mr. Plaga commenced employment with the Company on October 31, 2008.
(6)	Represents guaranteed bonus opportunity pursuant to Mr. Plaga's Offer Letter for his service during 2008.
(7)	Mr. Gill was appointed SVP of Worldwide Sales on July 9, 2008.
(8)	Represents commission earned during 2008.
(9)	Mr. Powell's employment with the Company terminated on October 1, 2008.
(10)	Mr. Sansone's employment with the Company terminated on August 7, 2008.
(11)	Mr. Sansone's expense includes $20,703 (stock) and $259,395 (options) for acceleration of his stock awards and extension of exercise period on his options upon his separation.
(12)	Amount includes $4,565 in Company contributions to executive's 401(k) Savings Plan and $205,000 separation payment.

Fiscal Year 2008 Grants of Plan-Based Awards

			Estimated Future Payments Under Non-Equity Incentive Plan Awards Target (1)				Estimated Future Payments Under Equity Incentive Plan Awards Target				All Other Stock Awards; No. of Shares of Stock or Units (#)		All Other Option Awards; No. of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)*	Grant Date Fair Value of Stock and Option Awards ($)
	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Victor T. Limongelli	12/6/2007	1/19/2008	—	—	—		75,000	300,000	300,000	(2)	—		—		$12.80	$1,704,000
President & Chief	12/6/2007	1/19/2008									100,000	(2)				$1,280,000
Executive Officer	3/17/2008	3/17/2008	87,500	350,000	567,875						7,875	(4)				$71,740

Barry J. Plaga	10/31/2008	10/31/2008	—	—	—		—	—	—		50,000	(5)				$142,500
Chief Financial	10/31/2008	10/31/2008											50,000	(5)	$2.85	$85,000
Officer

Shawn H. McCreight	—	—	—	—	—		—	—	—		—		—		$—	$—
Chief Technical
Officer & Chairman

Larry Gill	3/17/2008	3/17/2008	24,750	99,000	160,628	(6)	—	—	—		3,150	(4)				$28,697
Senior Vice President	8/1/2008	8/1/2008									20,000					$216,800
of Worldwide Sales

Mark E. Harrington	3/17/2008	3/17/2008	26,438	105,750	171,579		—	—	—		3,150	(4)				$28,697
Secretary & General
Counsel

Michael Gurzi	3/17/2008	3/17/2008	25,313	101,250	164,278		—	—	—		4,725					$43,045
Vice President	2/20/2008	2/20/2008									7,500					$78,675
Operations and EnScript Development

Christopher A. Powell	2/20/2008	2/20/2008	—	—	—		—	—	—				1,500		$10.49	$8,070
Former Interim Chief Financial Officer & Principal Accounting Officer

Frank J. Sansone	3/17/2008	3/17/2008	—	—	—		—	—	—		7,875	(8)				$71,741
Former Chief Financial Officer

All equity awards were granted under the Guidance Software, Inc. First Amended and Restated 2004 Equity Incentive Plan.

*	In each case, the exercise price of stock option was equal to the closing market price on the date of grant.
(1)	Represents annual cash incentive opportunities based on 2008 performance. Earned amounts will be paid in during the first quarter of 2009. The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2008 are the actual amounts paid under the plan.
(2)	Initial award of 300,000 options was cancelled on January 19, 2008 in a transaction exempt under Rule 16b-3(e), and a new grant of a options representing 300,000 shares of Company stock were awarded. All other material terms of the Revised Awards remain the same as the Original Awards. Stock options vest cumulatively in 25% increments, only in the event that the closing trading price of the Company's common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04 on each trading day during a period of at least 60 trading days during the term of the option, which expires on December 5, 2017.
(3)	Initial award was cancelled on January 19, 2008 in a transaction exempt under Rule 16b-3(e), and a new grant of a restricted stock award representing 100,000 shares of Company stock were awarded. All other material terms of the Revised Awards remain the same as the Original Awards.
(4)	Restricted stock vests 25% on each of January 1, 2009, 2010, 2011 and 2012.
(5)	Restricted stock and stock options vest 25% on each of October 1, 2009, 2010, 2011 and 2012.
(6)	Upon Mr. Gill's promotion to SVP of Worldwide Sales, he became entitled to a pro-rata portion of the target annual incentive bonus.
(7)	Upon Mr. Gill's promotion he became eligible to receive a pro-rata sales commission for 2008 excluding the targeted pro-rata annual incentive bonus.
(8)	Restricted stock vests 25% on each of January 1, 2009, 2010, 2011, and 2012. Mr. Sansone was allowed early vesting on 25% of the award upon his

Employment Agreements

Current Named Executive Officers

We have entered into “at-will” employment agreements with certain of our Named Executive Officers, including Victor Limongelli, Barry Plaga, Mark Harrington, Larry Gill and Michael Gurzi. Each of the agreements states that the compensation of the employees will be reviewed annually by us. These agreements contain no specified term of employment, but rather may be terminated by either party at any time, with or without cause or notice. Each of these agreements contains customary provisions protecting our and our clients’ intellectual property rights and confidential information. Additionally, all of the agreements other than Mr. Limongelli’s agreement have language requiring that all claims and disputes between such employees and us arising in connection with their employment agreements shall be subject to resolution through arbitration.

The agreement covering Mr. Limongelli restricts him, for a period of two years following any termination of employment, (i) from soliciting our employees or consultants to terminate such relationships with us, and (ii) from soliciting any of our licensors, licensees or customers who are known to the executive with respect to any competitive products or services. The agreements covering Mr. Plaga, Mr. Harrington, Mr. Gurzi and Mr. Gill provide that these executives may not compete with us while employed by the Company but do not contain prohibitions on their respective ability to compete with the Company upon termination.

In December, 2007, the Company amended its “at-will” employment agreement with Victor Limongelli (“Limongelli Agreement”) upon his appointment as Chief Executive Officer and President on December 6, 2007. The Limongelli Agreement specifies Mr. Limongelli’s annual base salary at $350,000 and that the Board or committee shall review his salary annually and make adjustments based on its discretion. The Limongelli Agreement also provides a target annual incentive opportunity of 100% of his base salary and equity awards as described under “Annual Cash Incentives” and “Long-Term Incentives” in the preceding Compensation Discussion and Analysis. The Limongelli Agreement further permits Mr. Limongelli to receive other benefits and perquisites provided to the Company’s other senior executives.

The Limongelli Agreement requires the Company to provide Mr. Limongelli certain payments and benefits if his employment is terminated without cause or for good reason and he executes a general release claim, as defined in the agreement, including:

•	a lump sum cash payment equal to the sum of his current base salary and target annual incentive; and

•	continued healthcare coverage for himself and his dependents for twelve months.

In addition, pursuant to the terms of his stock option award agreement issued concurrently with the execution of his employment agreement, should his employment terminate without cause or for good reason (as defined in the agreement), or a change in control occur (“Triggering Events”), the stock options will vest and become exercisable in cumulative quarterly increments if the Company’s closing stock price on the day immediately preceding the Triggering Event is $15.36, $17.92, $20.48 and $23.04.

Pursuant to the terms of his restricted stock award agreement issued concurrently with the execution of his employment agreement should his employment terminate without cause or for good reason (as defined in the agreement), or a change in control occur (“Triggering Events”) the restrictions shall lapse with respect to 100% of the restricted shares immediately prior to the Triggering Event. In addition, if prior to December 6, 2011, Mr. Limongelli is no longer the Chief Executive officer of the Company, but remains employed with the Company or in the event of his death restrictions shall lapse on a pro rata basis based on the number of full years that have elapsed since the grant date.

Mr. Plaga’s employment agreement dated August 5, 2008 (“Plaga Agreement”) provides that Mr. Plaga’s annual salary shall be $325,000 and his target annual bonus shall be $100,000 for 2008 (with a minimum guarantee of $75,000 for his service during the remainder of 2008) and, $200,000 for 2009. In addition, on

October 1, 2008, Mr. Plaga was granted (i) an option to purchase up to 50,000 shares of the Company’s common stock, which will vest and become exercisable as to 25% of the shares subject thereto on October 1, 2009 and on each of the following three anniversaries of the initial vesting date, in accordance with his stock option award agreement, and (ii) 50,000 restricted shares of the Company’s common stock, which will vest and become exercisable as to 25% of the shares of common stock subject thereto on October 1, 2009 and on each of the following three anniversaries of the initial vesting date, in accordance with his restricted stock purchase agreement. Mr. Plaga will also be eligible to receive severance compensation in the amount of one year’s base salary in the event that he is terminated without cause.

Mr. Gurzi and Mr. Limongelli are eligible to receive benefits under the Executive Retention & Severance Plan (“ERS Plan”), adopted by the Company in April, 2005 to attract and retain certain executive personnel and key employees of the Company. Under the ERS Plan, a participant is eligible to receive a one-time payment equal to two (2) years base salary, grossed up to account for tax liability, and continued medical care for twenty-four months, in the event one of the following occurs: (1) he is terminated without cause or for good reason within 24 months after a change of control (as defined in the ERS Plan) or, (2) he dies within three months before or after a change of control or, (3) he voluntarily resigns for any reason between that date which is six (6) months after a change of control but before twelve (12) months after a change of control.

Former Named Executive Officers

Frank Sansone resigned from the Company effective August 7, 2008, pursuant to a separation agreement dated August 7, 2008. The Company agreed to provide Mr. Sansone with a lump-sum severance payment in the amount of $205,000, less all customary and routine withholdings, on the date that is six months and one day following his termination from the Company, subject to Mr. Sansone’s execution and non-revocation of a general release of claims. Mr. Sansone also received accelerated vesting of Company stock options and restricted stock that would have otherwise vested through July 1, 2009. In addition, the separation agreement extends the stock option exercise time period from 30 to 120 days after termination. The separation agreement includes a non-solicitation provision that applies for a period of 24 months following Mr. Sansone’s termination date.

Mr. Powell resigned from the Company, effective October 1, 2008 and a separation agreement was not entered into between Mr. Powell and the Company.

Outstanding Equity Awards at Fiscal Year End 2008

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2008 granted to each of our Named Executive Officers.

	Option Awards							Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Victor T. Limongelli	30,930	—				4.54	2/5/2014
President & Chief	217,649	75,575	(2)			4.54	4/19/2015
Executive Officer	20,000	20,000	(3)			10.75	7/31/2016
	3,750	11,250	(4)			12.94	2/28/2017
				500,000	(5)	12.80	12/5/2017
								100,000	(6)	408,000
								7,875	(7)	32,130

Barry J. Plaga	—	50,000	(8)			2.85	10/31/2018	50,000	(8)	204,000
Chief Financial Officer

Shawn H. McCreight	—	—		—		—		—		—
Chief Technical Officer & Chairman

Larry A. Gill	10,000	10,000	(9)	—		11.90	11/8/2016	3,150	(7)	12,852
Senior Vice President of								20,000	(10)	81,600
Worldwide Sales

Mark E. Harrington	20,000	—				4.54	8/12/2014
Secretary & General	25,000	25,000	(11)			6.37	2/22/2016
Counsel	10,000	10,000	(3)			10.75	7/31/2016
	5,000	15,000	(12)			11.45	8/2/2017
								3,150	(7)	12,852

Michael Gurzi	6,057	—		—		4.54	2/6/2014	4,725	(7)	19,278
Vice President	11,443	—		—		4.54	10/25/2014	7,500	(7)	30,600
Operations	20,000	20,000	(11)			6.37	2/22/2016
and EnScript	12,500	12,500	(3)			10.75	7/31/2016
Development	3,750	11,250	(4)			12.94	2/28/2017

Christopher A. Powell	—	—		—		—		—		—
Former Interim Chief Financial Officer
& Principal Accounting Officer

Frank J. Sansone	—	—		—		—		—		—
Former Chief Financial Officer

(1)	Value of shares based on Company's closing stock price of $4.08 on December 31, 2008.
(2)	Stock options will vest on April 1, 2009.
(3)	Stock options will vest in two equal installments on July 1, 2009 and July 1, 2010.
(4)	Stock options will vest in three equal installments on January 1, 2009, January 1, 2010, and January 1, 2011.
(5)	Stock option vest, cumulatively in 25% increments, only in the event that the closing trading price of the Company's common stock equals or exceeds $15.36, $17.92, $20.48 and $23.04 on each trading day during a period of at least 60 trading days during the term of the option.

(6)	Restricted stock vests on December 6, 2011.
(7)	Restricted stock vests 25% on each of January 1, 2009, 2010, 2011 and 2012.
(8)	Restricted stock and stock options vest 25% on each of October 1, 2009, 2010, 2011 and 2012.
(9)	Stock options will vest 50% on each October 1, 2009 and October 1, 2010.
(10)	Restricted stock will vest in four equal installments on each of July 1, 2009, July 1, 2010, July 1, 2011 and July 1, 2012.
(11)	Stock options will vest in two equal installments on January 1, 2009 and January 1, 2010.
(12)	Stock options will vest in three equal installments on each of July 1, 2009, July 1, 2010, and July 1, 2011.

Option Exercises and Vested Stock in Fiscal Year 2008

The following table summarizes the option exercises and vesting of stock awards for each of our Named Executive Officers for the year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Victor T. Limongelli	—	$—	—	$—
President & Chief Executive Officer
Barry J. Plaga	—	$—	—	$—
Chief Financial Officer
Shawn H. McCreight	—	$—	—	$—
Chief Technical Officer & Chairman
Larry Gill	—	$—	—	$—
Senior Vice President of Worldwide Sales
Mark E. Harrington	—	$—	—	$—
Secretary & General Counsel
Michael Gurzi	—	$—	—	$—
Vice President Operations and EnScript Development
Christopher A. Powell	—	$—	1,775	$8,147	(2)
Former Interim Chief Financial Officer & Principal Accounting Officer
Frank J. Sansone	30,000	$43,610	1,968	$20,705	(3)
Former Chief Financial Officer

(1)	The amounts in this column reflect the difference between the exercise price of the option and the market price of the Company’s common stock on the date of exercise.
(2)	The amounts in this column reflect the number of shares acquired upon vesting of restricted stock multiplied the market value of the Company’s common stock ($4.59) on the vesting date (October 1, 2008).
(3)	The amounts in this column reflect the number of shares acquired upon vesting of restricted stock multiplied the market value of the Company’s common stock ($10.52) on the accelerated vesting date (August 7, 2008).

Potential Payments Upon Termination or Change of Control at Fiscal Year End 2009

The tables below set forth, as of December 31, 2008, the estimated current value of payments and benefits to each of the Named Executive Officers upon termination without cause or for good reason, a change of control, a qualifying termination within two years following a change of control or the death of the Named Executive Officer. There are no required payments or benefits, other than the acceleration of outstanding equity awards under certain circumstances, due to Mark Harrington or Larry Gill upon their termination. The amounts shown assume that the triggering events occurred on December 31, 2008 and do not include:    (i) vested payments that are disclosed in the preceding Outstanding Equity Awards at Fiscal Year End Table and (ii) other benefits earned during the term of the Named Executive Officer’s employment and available to all employees, such as accrued vacation. These tables provide estimates of payments and none of the payments have actually been made to any of the executives. The actual payments and benefits that will be made to each executive under each circumstance can only be known once an actual termination or change-in-control event occurs.

Victor T. Limongelli

President & Chief Executive Officer

Estimated Potential Payment or Benefit	Termination Without Cause or For Good Reason ($)		Change of Control ($)		Change of Control & Termination ($)		Death ($)
Lump sum cash payment	700,000	(1)	0		700,000	(2)	0
Value of accelerated stock options(3)	0		0	(4)	0	(4)	0
Value of accelerated restricted stock	408,000		440,130		440,130		109,189	(5)
Continuing health and welfare benefits(6)	20,942		0		43,979		0
Reimbursement of excise tax(7)	N/A		0		0		N/A

Total	1,128,942		440,130		1,184,109		109,189

(1)	Amount equal to his current base salary plus target incentive.
(2)	Amount equal to two times his current base salary.
(3)	Represents intrinsic value of unvested stock options as of December 31, 2008. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(4)	Excludes 300,000 shares of unvested performance contingent stock options issued to Mr. Limongelli on December 6, 2007 that were issued outside the 2004 Equity Incentive Plan cancelled, and reissued under the 2004 Plan in 2008. These cancelled shares would not vest if a change in control occurred on December 31, 2008.
(5)	Mr. Limongelli's December 6, 2007 restricted stock grant, which was cancelled and reissued on January 19, 2008 with its original terms, will vest in the event of his death based on the number of full years elapsing since the original date of grant.
(6)	Upon termination without cause or for good reason executive will receive benefit continuation for one year, and two-years if such termination follows change in control. Amount represents the estimated cost of providing or paying for continuing medical, dental, life, long-term disability and accidental death and disability insurance coverage assuming a 10% inflation factor, compounded annually.
(7)	Pursuant to the ERS Plan, in the event of termination following a change of control should payments be subject to excise tax under Section 4999 of the Internal Revenue Code the Company will provide Mr. Limongelli with an additional lump-sum payment equal to the excise tax.

Barry J. Plaga

Chief Financial Officer

Estimated Potential Payment or Benefit	Termination Without Cause or For Good Reason ($)	Change of Control ($)	Change of Control & Termination ($)	Death ($)
Lump sum cash payment equal to base salary	325,000	0	325,000	0
Value of accelerated stock options(1)	0	61,500	61,500	0
Value of accelerated restricted stock	0	204,000	204,000	0
Reimbursement of excise tax	N/A	N/A	N/A	N/A

Total	325,000	265,500	590,500	0

(1)	Represents intrinsic value of unvested stock options as of December 31, 2008. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.

Michael Gurzi

Vice President Operations and EnScript Development

Estimated Potential Payment or Benefit	Termination Without Cause or For Good Reason ($)	Change of Control ($)	Change of Control & Termination ($)	Death ($)
Lump sum cash payment equal to two times base salary	0	0	450,000	0
Value of accelerated stock options(1)	0	0	0	0
Value of accelerated restricted stock	0	49,878	49,878	0
Continuing health and welfare benefits(2)	0	0	540	0
Reimbursement of excise tax(3)	N/A	N/A	0	N/A

Total	0	49,878	500,418	0

(1)	Represents intrinsic value of unvested stock options as of December 31, 2008. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(2)	Upon termination without cause or for good reason Mr. Gurzi receive benefit continuation for two-years if termination follows as change in control. At this time Mr. Gurzi participates in the Group Health program only.
(3)	Pursuant to the ERS Plan, in the event of termination following a change of control should payments be subject to excise tax under Section 4999 of the Internal Revenue Code the Company will provided Mr. Gurzi with an additional lump-sum payment equal to the excise tax.

Value of Accelerated Equity Upon a Change of Control

Executive	Stock Options (1) ($)	Restricted Stock ($)	Total ($)
Larry Gill	0	94,452	94,452
Mark E. Harrington	0	12,852	12,852

(1)	Represents intrinsic value of unvested stock options as of December 31, 2008. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.

DIRECTOR COMPENSATION

Non-employee members of our Board receive a combination of cash and stock-based incentive compensation. Any board member who is also an employee of the Company does not receive separate compensation for service on the Board.

Cash Compensation. For 2008, each non-employee director received an annual retainer of $40,000.

On March 17, 2008 the cash compensation for directors was revised with adjustments made to compensation for service on Board committees. In addition to the annual retainer, any non-employee director who also serves as chairman of the Audit Committee receives an annual retainer of $15,000, chairman of the Compensation Committee receives an annual retainer of $10,000, and chairman of the Nominating Committee receives an annual retainer of $7,500. In addition, each non-chair member of the Audit Committee receives an annual retainer of $8,000, each non-chair member of the Compensation Committee receives an annual retainer of $5,000 and each non-chair member of the Nominating Committee receives an annual retainer of $3,000. Our Lead Independent Director will also receive an annual retainer of $15,000.

The compensation described above is conditioned on the director attending at least 75% of the applicable board of directors or committee meetings in each applicable year. Director fees are paid in quarterly installments to all non-employee directors in good standing on the payment date.

Directors are also entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management.

Equity Incentives. The Company’s 2004 Plan provides for formula grants of stock options to non-employee directors. Each person who was a non-employee director immediately prior to each annual meeting of the Company’s stockholders will automatically be granted an option to purchase 7,500 shares of the Company’s common stock effective as of the date immediately following such annual meeting (“Annual Option Grant”), provided, that such person continues to serve as member of the Board as of such date. A non-employee director elected for the first time to the Board at an annual meeting of stockholders will not be entitled to receive an Annual Option Grant on the date following the annual meeting at which he or she is initially elected. To the extent otherwise eligible, members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will receive an Annual Option Grant at each annual meeting of stockholders after his or her retirement from employment with the Company. The stock options will each vest with respect to 25% of the shares subject thereto on each of the first four anniversaries of the first date of the calendar quarter in which the grant was made for grants made prior to March, 2009 and, on the first four anniversary dates of the grant for grants made after March, 2009, subject to the non-employee director’s continued service with the Company through each such anniversary.

On February 14, 2008, new directors Marshall Geller, Stephen Richards, and Robert van Schoonenberg were each granted an option to purchase 40,000 shares of the Company's stock upon their election to the Board. On August 1, 2008, new director Jeff Lawrence was granted an option to purchase 40,000 shares of the Company's stock. These stock options will each vest in equal installments over four years from the first day of the calendar quarter in which they were granted and each have ten year terms.

On March 17, 2008, the Compensation Committee and full board amended the annual grant made to directors re-elected to the Board under its Equity Plan and approved a grant of an annual equity incentive of $75,000 in value to each non employee director upon his or her re-election to the board. Given the approximate value of the Company Common Stock at the time of re-election, on May 20, 2008, each non employee director was awarded 7,500 shares of restricted stock which will vest in equal installments over four years from the date of grant. Upon the death or disability of a non employee director, vesting of unvested stock ceases but vested shares of restricted stock do not otherwise expire.

Director Compensation Table

The following table shows compensation of the non-employee members of our board for 2008.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1)(2)(3) ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kathleen O'Neil	71,000	13,769	62,579	—	—	—	147,348
Stephen Richards	55,000	13,769	53,630	—	—	—	122,399
Marshall Geller	58,000	13,769	53,630	—	—	—	125,399
Jeff Lawrence	24,000	0	35,930	—	—	—	59,930
Robert van Schoonenberg	56,500	13,769	53,630	—	—	—	123,899
Dale Fuller(4)	—	—	91,731	—	—	—	91,731
Lynn Turner(4)	—	—	124,133	—	—	—	124,133
George Tenet(4)	—	—	64,440	—	—	—	64,440

(1)	Reflects the compensation expense for stock awards recognized for financial statement purposes for 2008 under Statement of Financial Accounting Standards No. 123(R). The Company recognizes compensation cost for restricted stock granted to the non-employee director over the awards vesting period.
(2)	Reflects compensation expense for stock option awards recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Financial Accounting Standard No. 123(R), “Share-Based Payment.” The fair values for stock options were calculated using a Black-Scholes option valuation model with the following assumptions:

Grant Date	Risk-Free Interest Rate	Expected Life	Expected Volatility	Dividend Yield	Fair Value of Common Stock Exercise Price
August 1, 2008	3.40%	6.25 years	51%	—	$5.73
February 14, 2008	3.30%	6.25 years	49%	—	$5.38
May 6, 2007	4.50%	6.25 years	68%	—	$8.50
May 2, 2007	4.50%	6.25 years	68%	—	$8.50
February 28, 2007	4.50%	6.25 years	69%	—	$8.62
February 22, 2006	4.60%	6.25 years	71%	—	$4.96

(3)	The table below shows the aggregate numbers of stock option awards outstanding for each non-employee director as of December 31, 2008.

Aggregate Stock Options Outstanding As of December 31, 2008
Kathleen O'Neil	44,800
Stephen Richards	40,000
Marshall Geller	40,000
Jeff Lawrence	40,000
Robert van Schoonenberg	40,000
Dale Fuller(4)	—
Lynn Turner(4)	—
George Tenet(4)	—

(4)	Dale Fuller and Lynn Turner gave notice of their resignation from the Board of Directors of Guidance Software, Inc. effective February 15, 2008. Mr. Tenet resigned from the Board effective January 15, 2008.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee

The Compensation Committee is composed of five members of our Board of Directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of the executive officers of the Company. The Compensation Committee reviews the performance and compensation levels for executive officers, including the Chief Executive Officer, and sets salary levels. The Compensation Committee was formed on January 27, 2006. Prior to that time, compensation for the Company’s executive officers was determined by the full Board of Directors. The Compensation Committee acts pursuant to a written charter, which is available, free of charge, on our website at www.guidancesoftware.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of the Compensation Committee Charter, free of charge, to any stockholder upon written request to Investor Relations, Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during 2008, was previously an officer of the Company or had any relationship requiring disclosure by the Company under any paragraph under Item 404 of Regulation S-K.

Report of the Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Guidance Software, Inc. (the “Company”) has reviewed and discussed the Company’s Compensation Discussion and Analysis (“CD&A”), required by Item 402(b) of Regulation S-K, to be included in the Company’s Proxy Statement on Schedule 14A (“Proxy”), and based on its review and discussions, the Committee recommends to the Board that the Company’s CD&A be included in the Company’s Proxy and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Company’s Proxy into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report is furnished by the Committee.

COMPENSATION COMMITTEE

Marshall Geller (Chair)

Kathleen O’Neil

Robert van Schoonenberg

Jeff Lawrence

Stephen Richards

Certain Relationships and Related Transactions

Other than as described below, since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. All transactions between us and any of our directors, executive officers or related parties are subject to the review by our audit committee.

Guarantees

Certain of our directors, officers and stockholders have guaranteed our operating leases and capital leases, including personal guarantees by Shawn McCreight and Jennifer McCreight. Shawn McCreight and Jennifer McCreight personally guarantee our $7 million lease agreement with The Walnut Plaza, our main Pasadena facility. In addition, Shawn McCreight and Jennifer McCreight have personally guaranteed leases for computer equipment with Dell. None of these individuals have received compensation or have a reimbursement right from us for guaranteeing these leases.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2003 and 2004 were previously audited by McGladrey & Pullen, LLP, certified public accountants. McGladrey & Pullen, LLP was dismissed in March 2006 and we engaged Deloitte & Touche LLP in March 2006 to audit our consolidated financial statements as of and for the years ended December 31, 2005 and 2006. Our Board of Directors approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm on March 9, 2006.

There were no disagreements at any time between McGladrey & Pullen, LLP and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The audit report of McGladrey & Pullen, LLP did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2002, 2003, 2004, 2005, and through March 9, 2006, we did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2) of Regulation S-K.

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with Deloitte & Touche LLP, which agreement sets forth the terms by which Deloitte and Touche LLP will perform audit services for the Company. The engagement agreement is subject to alternative dispute resolution procedures.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2008 by Deloitte & Touche LLP, the Company’s independent registered public accountants for that period, is compatible with maintaining their independence. The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2008 by Deloitte & Touche LLP:

	2007($)	2008($)
Audit Fees(1)	1,408,000	1,444,000
Tax Fees(2)	205,000	262,000

Total	1,613,000	1,706,000

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements.
(2)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accountant and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval.

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2010 must be received by us no later than November 30, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, unless the date of the 2010 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2009 Annual Meeting of Stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2000 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2008 will be mailed to stockholders of record as of March 20, 2009. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 20, 2009. Requests should be directed to Guidance Software, Inc., 215 North Marengo Avenue, Pasadena, California 91101; Attention: Investor Relations.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors

Victor Limongelli
President and Chief Executive Officer

March 30, 2009

GUIDANCE SOFTWARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Limongelli, Mark Harrington or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Guidance Software, Inc. (the “Company”) held of record by the undersigned on March 20, 2009, at the Annual Meeting of Stockholders to be held at the Hilton Pasadena, 168 South Los Robles Avenue, Pasadena, CA 91101, in the San Marino Room, Lobby Level, on April 21, 2009, at 9:00 a.m. Pacific Time or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote “FOR” the directors listed below and a vote “FOR” Proposal 1.

1.      To elect seven (7) directors for a one-year term to expire at the 2010 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

•      Shawn McCreight

•      Victor Limongelli

•      Kathleen O’Neil

•      Stephen Richards

•      Marshall Geller

•      Robert van Schoonenberg

•      Jeff Lawrence

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY for all nominees	☐	FOR ALL EXCEPT (see instructions below)
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2. To ratify the selection of Deloitte & Touche LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2009

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:	, 2009

Signature

Signature

Title(s)

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.